Exhibit 99.1

Summit Hotel Properties Reports Third Quarter 2013 Results

6.2 Percent Same-Store RevPAR Growth; 73.7 Percent Adjusted EBITDA Growth

AUSTIN, Texas--(BUSINESS WIRE)--November 5, 2013--Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced results for the third quarter ended September 30, 2013.

Third Quarter Highlights

  Same-Store RevPAR: Same-store revenue per available room (“RevPAR”) in the third quarter of 2013 grew to $79.38, an increase of 6.2 percent over the same period in 2012. Same-store average daily rate (“ADR”) improved to $104.61, an increase of 5.5 percent from the third quarter of 2012. Same-store occupancy grew by 47 basis points to 75.9 percent.
  Pro Forma RevPAR: Pro forma RevPAR in the third quarter of 2013 grew to $83.56, an increase of 3.3 percent over the same period in 2012. Pro forma ADR grew to $111.90, an increase of 5.1 percent from the third quarter of 2012. Pro forma occupancy decreased by 132 basis points to 74.7 percent. Pro forma RevPAR grew by 5.1 percent, ADR grew by 5.8 percent and occupancy decreased by 60 basis points in the third quarter of 2013, when excluding the five hotels in the New Orleans market acquired in the first quarter of 2013.
  Pro Forma Hotel EBITDA: Pro forma hotel EBITDA for the third quarter of 2013 was $28.6 million, an increase of 5.3 percent over the same period of 2012.
  Pro Forma Hotel EBITDA Margin: Pro forma hotel EBITDA margin expanded 60 basis points compared with the same period in 2012. Pro forma hotel EBITDA margin improved by 71 basis points, excluding the five recently acquired hotels in the New Orleans market. Pro forma hotel EBITDA margin is defined as pro forma hotel EBITDA as a percentage of pro forma total revenue.
  Adjusted EBITDA: Adjusted EBITDA increased to $26.5 million from $15.2 million in the same period in 2012, an increase of $11.3 million or 73.7 percent. Adjusted EBITDA for the quarter includes $0.1 million of charges associated with the consolidation of the Company’s corporate office to Austin, Texas.
  Adjusted FFO: Adjusted FFO for the quarter was $17.8 million, or $0.25 per diluted unit, which includes a tax benefit of $1.4 million.
  Dividends: On October 31, 2013, the Company declared an $0.1125 per share quarterly dividend on its common stock, a $0.578125 per share quarterly dividend on its 9.25 percent Series A Cumulative Redeemable Preferred Stock, a $0.4921875 per share quarterly dividend on its 7.875 percent Series B Cumulative Redeemable Preferred Stock, and a $0.4453125 per share quarterly dividend on its 7.125 percent Series C Cumulative Redeemable Preferred Stock. Based on the closing price on November 4, 2013, annualized dividend yield on the Company’s common stock was 4.8 percent.

In September, the Company completed a public offering of 17.25 million shares of common stock, raising net proceeds of $152.2 million. The effect of the offering on previously announced guidance would have reduced estimated Adjusted FFO guidance per diluted unit from a range of $0.24 - $0.26 down to $0.23 - $0.25.

“This follow-on offering positions us well for sustained growth, providing us with capital to acquire strategic hotels over the next several quarters,” said Dan Hansen, Summit’s President and CEO. “The short-term dilutive effect will resolve itself quickly as we execute on hotel acquisitions. Since the offering was completed, we have acquired two hotels and have three under purchase agreement, as well as a very active pipeline of both single assets and small portfolios.”

“Our results were within our expected range but several items affected them both on the positive and negative side,” he noted. “Our RevPAR growth was within our range when excluding the five recently acquired New Orleans properties. Adjusted FFO per diluted unit was aided by a tax benefit of approximately $0.02 per diluted unit. Several factors also influenced operating results at a small number of hotels in some markets during the quarter, including the sequestration, the uncertainty of a government shutdown and sub-par performance. We have addressed the operating shortcomings at those hotels with our third-party management companies and expect to see improvements. We remain positive about the Company’s 2014 outlook.”

The Company’s results included the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	($ in thousands, except per unit and RevPAR data)
Total Revenues	$82,174	$43,070	$221,002	$116,591
EBITDA [1]	$17,990	$14,492	$60,911	$35,385
Adjusted EBITDA [1]	$26,485	$15,245	$71,956	$40,691
FFO [1]	$17,284	$9,001	$43,990	$22,468
Adjusted FFO [1]	$17,847	$9,742	$47,269	$25,477
FFO per diluted unit [1]	$0.24	$0.24	$0.64	$0.60
Adjusted FFO per diluted unit [1]	$0.25	$0.26	$0.69	$0.68

Pro Forma [2]
RevPAR	$83.56	$80.88	$83.76	$79.62
RevPAR growth	3.3%		5.2%
Hotel EBITDA	$28,596	$27,151	$87,183	$81,348
Hotel EBITDA margin	34.8%	34.2%	35.6%	34.9%
Hotel EBITDA margin growth	60 bps		67 bps

1 See tables later in this press release for a reconciliation of net income (loss) to earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations (“FFO”), FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit. EBITDA, adjusted EBITDA, FFO, FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit, as well as hotel EBITDA (hotel revenues less hotel operating expenses), are non-GAAP financial measures. See further discussions of these non-GAAP measures later in this press release.

2 Pro forma information includes operating results for 82 hotels owned as of September 30, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the following ten hotels that were held for sale at September 30, 2013: the 63-guestroom Fairfield Inn, Boise, Id.; the 63-guestroom Hampton Inn, Boise, Id.; the 60-guestroom AmericInn Hotel & Suites, Salina, Kan.; the 63-guestroom Fairfield Inn, Salina, Kan.; the 89-guestroom AmericInn Hotel & Suites, Fort Smith, Ark.; the 57-guestroom Aspen Hotel & Suites, Fort Smith, Ark.; the 178-guestroom Hampton Inn, Fort Smith, Ark.; the 57-guestroom Fairfield Inn, Emporia, Kan.; the 58-guestroom Holiday Inn Express, Emporia, Kan.; and the 78-guestroom SpringHill Suites, Little Rock, Ark. As a result, these pro forma operating measures include operating results for certain hotels for periods prior to the Company’s ownership.

	9/30/2013	9/30/2012	growth
Number of Hotels	92	73	26.0%
Number of Guestrooms	10,913	7,533	44.9%
Total Revenue (000’s)	$82,174	$43,070	90.8%
Adjusted EBITDA (000’s)	$26,485	$15,245	73.7%

“Our acquisition activity in 2013, including the two recently acquired Southern California hotels, will help drive significant earnings per share growth in 2014,” Hansen said.

“Our same-store and pro forma (excluding New Orleans) RevPAR growth for the quarter was at or above comparable STR results,” Hansen stated. “We previously noted the significant RevPAR growth in 2012 would create difficult RevPAR comparisons for the second half of 2013. Our same-store hotels generated 12.9 percent and 15.3 percent RevPAR growth in the third and fourth quarters of 2012, respectively.”

Q3 2013 Overall STR [1] Results
	Occupancy	ADR	RevPAR
Overall US	1.4%	4.0%	5.5%
Upscale	0.9%	4.3%	5.3%
Upper Midscale	1.2%	3.0%	4.2%

1 STR Quarterly Hotel Review, Volume 13, Issue Q3

Year-to-Date Highlights

  Same-Store RevPAR: Same-store RevPAR in the first nine months of 2013 grew to $75.80, an increase of 7.2 percent over the same period in 2012. Same-store ADR grew to $102.74, an increase of 5.3 percent from the first nine months of 2012. Same-store occupancy grew by 135 basis points to 73.8 percent.
  Pro Forma RevPAR: Pro forma RevPAR in the first nine months of 2013 grew to $83.76, an increase of 5.2 percent over the same period in 2012. Pro forma ADR grew to $112.50, an increase of 4.4 percent from the first nine months of 2012. Pro forma occupancy grew by 57 basis points to 74.4 percent. Pro forma RevPAR grew by 6.1 percent, ADR grew by 4.6 percent and occupancy increased by 104 basis points in the first nine months of 2013, when excluding the five hotels in the New Orleans market acquired in the first quarter of 2013.
  Pro Forma Hotel EBITDA: Pro forma hotel EBITDA for the first nine months of 2013 was $87.2 million, an increase of 7.1 percent over the same period of 2012.
  Pro Forma Hotel EBITDA Margin: Pro forma hotel EBITDA margin expanded 67 basis points compared with the same period in 2012. When excluding the New Orleans portfolio, pro forma hotel EBITDA margin expansion was 91 basis points for the first nine months of 2013.
  Adjusted EBITDA: Adjusted EBITDA increased to $72.0 million from $40.7 million in the same period in 2012, an increase of $31.3 million or 76.8 percent. Adjusted EBITDA for the first nine months of 2013 includes $0.4 million of charges associated with the consolidation of the Company’s corporate office to Austin, Texas.
  Adjusted FFO: Adjusted FFO for the first nine months of 2013 was $47.3 million or $0.69 per diluted unit.
  Acquisitions: During the first nine months of 2013, the Company acquired 16 hotels comprising 2,597 guestrooms, for a total purchase price of $414.2 million.

Capital Markets

During the third quarter of 2013, the Company raised $152.2 million in net proceeds from a common stock offering.

  On September 19, 2013, the Company completed an underwritten public offering of 17,250,000 shares of common stock at a public price of $9.20 per share, including 2,250,000 shares issued pursuant to the underwriters’ over-allotment option. Net proceeds of approximately $152.2 million were realized after deducting the underwriting discount and other offering expenses.

During the third quarter of 2013, the Company closed on $80.1 million in debt financing including the following transactions:

  On July 22, 2013, the Company closed on a $38.7 million CMBS loan with KeyBank, N.A. secured by the two recent Louisville, Ky. acquisitions, the Courtyard by Marriott and the Fairfield Inn & Suites. This loan matures on August 1, 2023 and bears interest at a fixed rate of 4.95 percent. Proceeds from the loan were used to pay down the $92.0 million senior secured interim loan with KeyBank, N.A.
  On July 26, 2013, the Company closed on a $7.4 million term loan with Metabank secured by the Hyatt Place in Atlanta, Ga. This loan matures on August 1, 2018 and bears interest at a fixed rate of 4.25 percent. Proceeds from the loan were used to pay down the $150.0 million senior secured revolving credit facility.
  On August 1, 2013, the Company closed on a $34.0 million term loan with ING Life Insurance and Annuity. This loan matures on August 1, 2038 and bears interest at a fixed rate of 4.55 percent. ING has the right to call the loan in full on March 1, 2019, 2024, 2029 and 2034. Proceeds from the loan were used to pay down the $150.0 million senior secured revolving credit facility.

Capital Investment

Acquisitions

During the third quarter of 2013, the Company announced four pending acquisitions including: the 115-guestroom Hampton Inn & Suites, Ventura (Camarillo), Calif.; the 108-guestroom Hampton Inn & Suites, San Diego (Poway), Calif.; the 98-guestroom Hampton Inn, Santa Barbara (Goleta), Calif.; and the 182-guestroom Hilton Garden Inn, Houston, Texas.

Subsequent to the third quarter’s end, the Company closed on two of the four announced acquisitions. On October 1, 2013 and October 8, 2013, the Company closed on the Ventura Hampton Inn & Suites and the San Diego Hampton Inn & Suites, respectively.

The conversion of the 213-guestroom hotel to a Hyatt Place in downtown Minneapolis is nearly complete and expected to close prior to year-end 2013.

Renovation Capital

The Company invested $12.3 million on renovations during the third quarter of 2013 at eleven properties. Projects ranged from lobby and public space improvements to complete guestroom renovations, including furniture, soft goods, and guest bathrooms.

“The capital we have invested in the renovations of our hotels continues to yield exceptional results,” Hansen said. “We see ongoing RevPAR growth premiums from these upgraded hotels and will maintain investment in our portfolio where opportunities are presented.”

Dispositions

During the third quarter of 2013, the Company sold three hotels and a parcel of land that it no longer considers strategic for a total sale price of $8.0 million. In addition, the Company reclassified ten non-strategic hotels to held for sale; with plans to divest these hotels in the next several quarters.

Balance Sheet

  At September 30, 2013, the Company had total outstanding debt of $400.3 million and $45.5 million of cash and cash equivalents. Maximum borrowing capacity was $150.0 million under the senior secured revolving credit facility. The Company had no outstanding borrowings on its senior secured revolving credit facility, $0.7 million in standby letters of credit, and $149.3 million available to borrow. In addition, the Company had 15 unencumbered hotels.
  The Company’s weighted average interest rate on its debt outstanding at September 30, 2013 was 5.27 percent.
  At September 30, 2013, the Company’s total net debt to trailing twelve month pro forma corporate EBITDA was 3.7x.

Subsequent Events

  On October 1, 2013, the Company acquired the 115-guestroom Hampton Inn & Suites located in Ventura (Camarillo), Calif., for a purchase price of $15.7 million.
  On October 8, 2013, the Company acquired the 108-guestroom Hampton Inn & Suites located in San Diego (Poway), Calif., for a purchase price of $15.2 million.
  On October 10, 2013, the Company closed on a $300.0 million senior unsecured credit facility. The unsecured credit facility is comprised of a $225.0 million revolving credit facility and a $75.0 million term loan. The credit facility has an accordion feature which will allow the Company to increase the capacity by $100.0 million in either additional revolver capacity or an additional term loan.
  Subsequent to quarter end, the Company sold two hotels and one parcel of land for a total sales price of $8.6 million.

Current Portfolio

As of November 5, 2013, the Company owns 92 hotels totaling 11,002 guestrooms in 24 states, with 21 brands. Since its initial public offering in February 2011, the Company has acquired 42 hotel properties, totaling 5,735 guestrooms for a total purchase price of $760.5 million.

Estimated Sources and Uses of Cash

On page 17 of this release, the Company provides a schedule of estimated sources and uses of cash. The schedule reflects components of the Company’s balance sheet as of September 30, 2013, as well as subsequently completed or announced hotel acquisitions and dispositions and completed or anticipated financing transactions. The schedule assumes dividends will be paid out of operating cash flow. No assurance can be given that anticipated transactions will be completed within the expected time frame, or at all. The timing of these transactions may change. In addition, the Company may choose not to complete anticipated transactions for various reasons, including reasons beyond the control of the Company.

Fourth Quarter 2013 Outlook

The Company provides guidance for the fourth quarter based on 87 current hotels.1 This outlook includes activity subsequent to quarter end. Except as described in footnote 1 below, it assumes no additional hotels are acquired or sold in the fourth quarter and no additional issuances of equity securities.

“We expect to see an effect of 45 to 50 basis points of RevPAR disruption due to the government shutdown and the on-going sequestration in the fourth quarter,” Hansen said. “The fourth quarter historically is the slowest for both Summit and the hotel industry, with November and December being the most difficult to predict due to the holiday season. As a result, we have less opportunity to recover the revenue lost in October. This is expected to affect RevPAR and margins. We view this largely as a unique event, assuming the government can get its debt-limit issues under control without further disruptions.”

	Low-end	High-end
Pro forma RevPAR (87) [1,4]	$75.00	$76.50
Pro forma RevPAR Growth (87) [1,4]	2.5%	4.5%
RevPAR (same-store 47)	$64.50	$66.00
RevPAR Growth (same-store 47)	1.5%	3.5%
Adjusted FFO [2]	$10,300	$12,100
Adjusted FFO per diluted unit [3]	$0.12	$0.14
Renovation capital deployed	$15,000	$19,000
Income tax expense	$300	$500

1 In addition to the Company’s portfolio of 92 hotels (10,913 guestrooms) at September 30, 2013, includes the following five properties purchased subsequent to September 30, 2013 or currently under contract: the 115-guestroom Hampton Inn & Suites, Ventura (Camarillo), Calif.; the 108-guestroom Hampton Inn & Suites, San Diego (Poway), Calif.; the 98-guestroom Hampton Inn, Santa Barbara (Goleta), Calif.; the 178-guestroom Hilton Garden Inn, Houston, Texas; and the 213-guestroom Hyatt Place, Minneapolis, Minn. Also excludes the following ten properties sold subsequent to September 30, 2013 or held for sale at September 30, 2013: the 63-guestroom Fairfield Inn, Boise, Id.; the 63-guestroom Hampton Inn, Boise, Id.; the 60-guestroom AmericInn Hotel & Suites, Salina, Kan.; the 63-guestroom Fairfield Inn, Salina, Kan.; the 89-guestroom AmericInn Hotel & Suites, Fort Smith, Ark.; the 57-guestroom Aspen Hotel & Suites, Fort Smith, Ark; the 178-guestroom Hampton Inn, Fort Smith, Ark; the 57-guestroom Fairfield Inn, Emporia, Kan.; the 58-guestroom Holiday Inn Express, Emporia, Kan.; and the 78-guestroom SpringHill Suites, Little Rock, Ark.

2 Adjusted FFO guidance on 95 hotels assumes additional charges in the range of $0.1 million to $0.3 million that are associated with the consolidation of the Company’s corporate office from Sioux Falls, S.D. to Austin, Texas during fourth quarter 2013.

3 Assumed weighted average diluted common units of 86,210,000 for fourth quarter 2013.

4 Fourth quarter RevPAR guidance anticipates 110 to 160 basis points of RevPAR disruption and $0.6 million to $1.0 million of EBITDA disruption in the fourth quarter due to renovation work at eleven hotels.

Full Year 2013 Outlook

The Company provides guidance for full year 2013 based on 87 current hotels.1 Except as described in footnote 1 below, it assumes no additional hotels will be acquired or sold in 2013 and no additional issuances of equity securities.

	Low-end	High-end
Pro forma RevPAR (87) [1]	$82.00	$84.00
Pro Forma RevPAR Growth (87) [1]	4.0%	6.0%
RevPAR (same-store 47)	$72.50	$74.00
RevPAR Growth (same-store 47)	5.5%	7.5%
Adjusted FFO [2]	$57,900	$59,300
Adjusted FFO per diluted unit [3]	$0.79	$0.81
Renovation capital deployed	$44,000	$48,000
Income tax benefit	$100	$300

1 In addition to the Company’s portfolio of 92 hotels (10,913 guestrooms) at September 30, 2013, includes the following five properties purchased subsequent to September 30, 2013 or currently under contract: the 115-guestroom Hampton Inn & Suites, Ventura (Camarillo), Calif.; the 108-guestroom Hampton Inn & Suites, San Diego (Poway), Calif.; the 98-guestroom Hampton Inn, Santa Barbara (Goleta), Calif.; the 178-guestroom Hilton Garden Inn, Houston, Texas; and the 213-guestroom Hyatt Place, Minneapolis, Minn. Also excludes the following ten properties sold subsequent to September 30, 2013 or held for sale at September 30, 2013: the 63-guestroom Fairfield Inn, Boise, Id.; the 63-guestroom Hampton Inn, Boise, Id.; the 60-guestroom AmericInn Hotel & Suites, Salina, Kan.; the 63-guestroom Fairfield Inn, Salina, Kan.; the 89-guestroom AmericInn Hotel & Suites, Fort Smith, Ark.; the 57-guestroom Aspen Hotel & Suites, Fort Smith, Ark.; the 178-guestroom Hampton Inn, Fort Smith, Ark.; the 57-guestroom Fairfield Inn, Emporia, Kan.; the 58-guestroom Holiday Inn Express, Emporia, Kan.; and the 78-guestroom SpringHill Suites, Little Rock, Ark.

2 Adjusted FFO guidance on 95 hotels assumes additional charges in the range of $0.4 million to $0.6 million that are associated with the consolidation of the Company’s corporate office from Sioux Falls, S.D. to Austin, Texas prior to the end of 2013.

3 Assumed weighted average diluted common units of 73,241,000 for full year 2013.

Earnings Call

The Company will conduct its quarterly conference call on Wednesday, November 6, 2013 at 9:00am EST. To participate in the conference call please dial 877-474-9504. The participant passcode for the call is 65328081. Additionally, a live webcast of the call will be available through the Company’s website, www.shpreit.com. A replay of the conference call will be available until 11:59pm EST Wednesday, November 13, 2013 by dialing 888-286-8010; participant passcode 14235131. A replay of the conference call will also be available on the Company’s website until February 6, 2014.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused primarily on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments of the lodging industry. As of November 5, 2013, the Company’s portfolio consisted of 92 hotels with a total of 11,002 guestrooms located in 24 states. Additional information about Summit may be found at the Company’s website, www.shpreit.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, funds from operations and adjusted funds from operations; US GDP growth; estimated sources and uses of available capital; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

The following condensed consolidated balance sheets and statements of operations are those of Summit Hotel OP, LP (the Operating Partnership) and Summit Hotel Properties, Inc.’s (the REIT) consolidated operating partnership. Such financial results for the periods presented are identical to those of the REIT; however, we believe the reconciliation of FFO, AFFO, EBITDA and Adjusted EBITDA to net income (loss) presented in the Operating Partnership’s statement of operations is more beneficial, as it eliminates the presentation of noncontrolling interests represented by the equity interests held by limited partners of the Operating Partnership, other than the REIT. In addition, FFO and AFFO results on a total per common unit basis provides for a more consistent period over period presentation now and in future periods.

SUMMIT HOTEL PROPERTIES
Condensed Consolidated Balance Sheets
September 30, 2013 and December 31, 2012
Amounts in thousands

	September 30,	December 31,
	2013	2012
ASSETS

Investment in hotel properties, net	$1,082,395	$734,362
Investment in hotel properties under development	20,549	10,303
Land held for development	13,748	15,802
Assets held for sale	33,463	4,836
Cash and cash equivalents	45,474	13,980
Restricted cash	35,437	3,624
Trade receivables	9,685	5,478
Prepaid expenses and other	21,006	5,311
Derivative financial instruments	98	-
Deferred charges, net	9,543	8,895
Deferred tax asset	4,962	3,997
Other assets	3,442	4,201
TOTAL ASSETS	$1,279,802	$810,789

LIABILITIES AND EQUITY

LIABILITIES
Debt	$400,255	$312,613
Accounts payable	9,276	5,013
Accrued expenses	30,767	18,985
Derivative financial instruments	2,047	641
TOTAL LIABILITIES	442,345	337,252

COMMITMENTS AND CONTINGENCIES

EQUITY	837,457	473,537

TOTAL LIABILITIES AND EQUITY	$1,279,802	$810,789

SUMMIT HOTEL PROPERTIES
Condensed Consolidated Statements of Operations
Amounts in thousands

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
REVENUE
Room revenue	$78,010	$41,312	$209,774	$111,677
Other hotel operations revenue	4,164	1,758	11,228	4,914
Total Revenues	82,174	43,070	221,002	116,591

EXPENSES
Hotel operating expenses
Rooms	21,927	11,388	59,182	31,490
Other direct	11,072	5,603	28,336	15,047
Other indirect	20,601	11,292	56,171	30,905
Other	183	155	543	473
Total hotel operating expenses	53,783	28,438	144,232	77,915
Depreciation and amortization	14,029	7,647	37,623	22,094
Corporate general and administrative
Salaries and other compensation	1,874	1,645	6,589	3,563
Other	1,072	824	3,456	2,758
Hotel property acquisition costs	114	245	1,553	1,573
Loss on impairment of assets	1,369	-	1,369	-
Total Expenses	72,241	38,799	194,822	107,903
Income (loss) from operations	9,933	4,271	26,180	8,688

OTHER INCOME (EXPENSE)
Interest income	16	18	52	20
Other income	(103)	22	120	497
Interest expense	(5,948)	(3,938)	(14,877)	(11,150)
Debt transaction costs	(103)	(228)	(112)	(651)
Gain (loss) on disposal of assets	5	(12)	11	(199)
Gain (loss) on derivative financial instruments	-	-	2	(2)
Total Other Income (Expense)	(6,133)	(4,138)	(14,804)	(11,485)
Income (loss) from continuing operations before income taxes	3,800	133	11,376	(2,797)

Income tax (expense) benefit	(2,684)	(21)	894	195

Income (loss) from continuing operations	1,116	112	12,270	(2,602)
Income (loss) from discontinued operations	(1,697)	1,529	(4,297)	1,081
Net income (loss)	(581)	1,641	7,973	(1,521)

Net income (loss) attributable to noncontrolling interests in joint venture	272	-	324	-

Net income (loss) attributable to Summit Hotel OP, LP	(853)	1,641	7,649	(1,521)

Preferred dividends	(4,147)	(1,156)	(10,443)	(3,469)
Net income (loss) attributable to common unit holders	$(5,000)	$485	$(2,794)	$(4,990)

Weighted average common units outstanding
Basic	70,917	37,393	68,476	37,385
Diluted	71,374	37,586	68,870	37,492

SUMMIT HOTEL PROPERTIES
Discontinued Operations Summary
Amounts in thousands

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

REVENUE	$4,874	$9,107	$17,129	$26,199

Hotel operating expenses	3,653	6,315	12,913	19,143
Depreciation and amortization	406	857	1,617	3,067
Loss on impairment of assets	5,785	-	7,285	2,098

Income (loss) from hotel operations	(4,970)	1,935	(4,686)	1,891
Interest expense	24	111	175	729
(Gain) loss on disposal of assets	783	-	(877)	-

Income (loss) before taxes	(5,777)	1,824	(3,984)	1,162

Income tax (expense) benefit	4,080	(295)	(313)	(81)

Income (loss) from discontinued operations	$(1,697)	$1,529	$(4,297)	$1,081

SUMMIT HOTEL PROPERTIES
FFO
Amounts in thousands, except per common unit
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
NET INCOME (LOSS)	(581)	1,641	7,973	(1,521)
Preferred dividends	(4,147)	(1,156)	(10,443)	(3,469)
Depreciation and amortization	14,435	8,504	39,240	25,161
Loss on impairment of assets	7,154	-	8,654	2,098
(Gain) loss on disposal of assets	778	12	(888)	199
Noncontrolling interest in joint venture	(272)	-	(324)	-
Adjustments related to joint venture	(83)	-	(222)	-
Funds From Operations	$17,284	$9,001	$43,990	$22,468
Per common unit	$0.24	$0.24	$0.64	$0.60

Equity based compensation	346	268	1,616	783
Hotel property acquisition costs	114	245	1,553	1,573
Debt transaction costs	103	228	112	651
(Gain) loss on derivative	-	-	(2)	2
Adjusted Funds From Operations	$17,847	$9,742	$47,269	$25,477
Per common share/unit	$0.25	$0.26	$0.69	$0.68

Weighted average diluted common units	71,374	37,586	68,870	37,492

SUMMIT HOTEL PROPERTIES
EBITDA
Amounts in thousands
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
NET INCOME (LOSS)	$(581)	$1,641	$7,973	$(1,521)
Depreciation and amortization	14,435	8,504	39,240	25,161
Interest income	(16)	(18)	(52)	(20)
Interest expense	5,972	4,049	15,052	11,879
Income tax expense (benefit)	(1,396)	316	(581)	(114)
Noncontrolling interest in joint venture	(272)	-	(324)	-
Adjustments related to joint venture	(152)	-	(397)	-
EBITDA	$17,990	$14,492	$60,911	$35,385

Equity based compensation	346	268	1,616	783
Hotel property acquisition costs	114	245	1,553	1,573
Loss on impairment of assets	7,154	-	8,654	2,098
Debt transaction costs	103	228	112	651
(Gain) loss on disposal of assets	778	12	(888)	199
(Gain) loss on derivatives	-	-	(2)	2
ADJUSTED EBITDA	$26,485	$15,245	$71,956	$40,691

SUMMIT HOTEL PROPERTIES
Pro Forma Hotel Operational Data[1]
Schedule of Property Level Results
Amounts in thousands
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
REVENUE
Room Revenue	$78,010	$75,528	$232,257	$221,429
Other hotel operations revenue	4,164	3,856	12,685	11,506
Total Revenue	82,173	79,384	244,943	232,935

EXPENSES
Hotel operating expenses
Rooms	21,843	21,295	64,733	61,265
Other direct	11,030	10,753	30,994	29,275
Other indirect	20,522	20,007	61,439	60,127
Other	182	178	594	920
Total Operating expenses	53,577	52,233	157,760	151,587

Hotel EBITDA	$28,596	$27,151	$87,183	$81,348

1 For purposes of this press release, pro forma information includes operating results for 82 hotels owned as of September 30, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the following ten hotels that were held for sale at September 30, 2013: the 63-guestroom Fairfield Inn, Boise, Id.; the 63-guestroom Hampton Inn, Boise, Id.; the 60-guestroom AmericInn Hotel & Suites, Salina, Kan.; the 63-guestroom Fairfield Inn, Salina, Kan.; the 89-guestroom AmericInn Hotel & Suites, Fort Smith, Ark.; the 57-guestroom Aspen Hotel & Suites, Fort Smith, Ark.; the 178-guestroom Hampton Inn, Fort Smith, Ark.; the 57-guestroom Fairfield Inn, Emporia, Kan.; the 58-guestroom Holiday Inn Express, Emporia, Kan.; and the 78-guestroom SpringHill Suites, Little Rock, Ark. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

SUMMIT HOTEL PROPERTIES
Pro Forma[1] and Same-Store[2] Statistical Data for the Hotels
(Unaudited)

	Pro forma three months ended September 30,		Pro forma nine months ended September 30,
	2013	2012	2013	2012
Total Portfolio (82 hotels)
Rooms Occupied	697,150	709,654	2,064,458	2,054,632
Rooms Available	933,555	933,800	2,772,993	2,781,221
Occupancy	74.7%	76.0%	74.4%	73.9%
ADR	$111.90	$106.43	$112.50	$107.77
RevPAR	$83.56	$80.88	$83.76	$79.62

Occupancy Growth	-132 bps		57 bps
ADR Growth	5.1%		4.4%
RevPAR Growth	3.3%		5.2%

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Same-Store (47 hotels)
Rooms Occupied	363,307	361,124	1,048,190	1,033,061
Rooms Available	478,768	478,860	1,420,692	1,426,291
Occupancy	75.9%	75.4%	73.8%	72.4%
ADR	$104.61	$99.14	$102.74	$97.59
RevPAR	$79.38	$74.76	$75.80	$70.68

Occupancy Growth	47 bps		135 bps
ADR Growth	5.5%		5.3%
RevPAR Growth	6.2%		7.2%

1 For purposes of this press release, pro forma information includes operating results for 82 hotels owned as of September 30, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the following ten hotels that were held for sale at September 30, 2013: the 63-guestroom Fairfield Inn, Boise, Id.; the 63-guestroom Hampton Inn, Boise, Id.; the 60-guestroom AmericInn Hotel & Suites, Salina, Kan.; the 63-guestroom Fairfield Inn, Salina, Kan.; the 89-guestroom AmericInn Hotel & Suites, Fort Smith, Ark.; the 57-guestroom Aspen Hotel & Suites, Fort Smith, Ark.; the 178-guestroom Hampton Inn, Fort Smith, Ark.; the 57-guestroom Fairfield Inn, Emporia, Kan.; the 58-guestroom Holiday Inn Express, Emporia, Kan.; and the 78-guestroom SpringHill Suites, Little Rock, Ark. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

2 For purposes of this press release, same-store information includes operating results for hotel properties owned at all times by the Company during the three-month and nine-month periods ended September 30, 2013 and 2012 and excludes ten hotels that were held for sale at September 30, 2013.

SUMMIT HOTEL PROPERTIES
Pro Forma Statistical Data for the Hotels[1]
Amounts in thousands, except ADR and RevPAR
(Unaudited)

	2012	2013			LTM ended
	Q4	Q1	Q2	Q3	09/30/13

Room Revenue	$67,279	$73,283	$80,964	$78,010	$299,536
Other Revenue	3,862	4,231	4,291	4,164	16,547
Total Revenue	$71,141	$77,514	$85,255	$82,174	$316,083

Hotel EBITDA	$20,882	$27,054	$31,532	$28,597	$108,065

Rooms occupied	637,667	648,113	719,195	697,150	2,702,125
Rooms available	933,319	915,879	923,559	933,555	3,706,312

Occupancy	68.3%	70.8%	77.9%	74.7%	72.9%
ADR	$105.51	$113.07	$112.58	$111.90	$110.85
RevPAR	$72.09	$80.01	$87.67	$83.56	$80.82

1 For purposes of this press release, pro forma information includes operating results for 82 hotels owned as of September 30, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the following ten hotels that were held for sale at September 30, 2013: the 63-guestroom Fairfield Inn, Boise, Id.; the 63-guestroom Hampton Inn, Boise, Id.; the 60-guestroom AmericInn Hotel & Suites, Salina, Kan.; the 63-guestroom Fairfield Inn, Salina, Kan.; the 89-guestroom AmericInn Hotel & Suites, Fort Smith, Ark.; the 57-guestroom Aspen Hotel & Suites, Fort Smith, Ark.; the 178-guestroom Hampton Inn, Fort Smith, Ark.; the 57-guestroom Fairfield Inn, Emporia, Kan.; the 58-guestroom Holiday Inn Express, Emporia, Kan.; and the 78-guestroom SpringHill Suites, Little Rock, Ark. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

SUMMIT HOTEL PROPERTIES
Estimated Sources and Uses of Cash
September 30, 2013 and Subsequent Events
Amounts in thousands

	Sources	Uses
Net Cash Available at September 30, 2013
Cash and Cash Equivalents	$45,470	$-

Completed Transactions (Subsequent to September 30, 2013)
Unsecured Revolving Credit Facility Borrowing Capacity (1)	225,000	-
Outstanding Borrowings on Revolving Credit Facility (2, 3)	(700)	-

Hotel Acquisitions
Ventura (Camarillo), Calif. Hampton Inn & Suites (4)	-	15,750
San Diego (Poway), Calif. Hampton Inn & Suites (5)	-	15,150

Hotel Dispositions
Various Hotels (6, 7)	6,200	-

Land Parcel Dispositions
El Paso, Texas (8)	2,400	-

Anticipated Transactions
Hotel Acquisitions
Santa Barbara (Goleta), Calif. Hampton Inn (10)	-	27,900
Houston, Texas Hilton Garden Inn (11)	-	37,500
Minneapolis, Minn. Hyatt Place (12)	-	10,700

Hotel Dispositions
Various Hotels (13, 14, 15, 16, 17, 18, 19, 20)	24,100	-

Land Parcel Dispositions
Houston, Texas (9)	2,500	-
Boise, Id. (21)	750	-

Debt Financings
Unsecured Term Debt Facility (1)	75,000	-
Santa Barbara (Goleta), Calif. Hampton Inn loan assumption (10)	12,100	-
Houston, Texas Hilton Garden Inn loan assumption (11)	17,900	-

Anticipated Capital Expenditures
Scheduled Q4 2013 Cap Ex (22)	-	17,000

Estimated Net Cash Available After Completed and Anticipated Transactions Described Above
Cash and Cash Equivalents	-	62,420
Unsecured Credit Facility Borrowing Capacity (1)	-	225,000
Outstanding Borrowings on Revolving Credit Facility (2, 3)	-	(700)
Total	$410,720	$410,720

Note: The Company ’s announced or anticipated acquisitions, dispositions, and financing activities outlined above are subject to satisfactory completion of the Company’s and lender’s due diligence and satisfaction of customary closing conditions, and the Company can give no assurance that the anticipated activities will be consummated.

SUMMIT HOTEL PROPERTIES
Estimated Sources and Uses of Cash

  On October 10, 2013, the Company refinanced its previously secured credit facility into an unsecured credit facility. In addition to a $225.0 million revolving credit facility, the facility includes a $75.0 million term loan component. The Company anticipates fully funding the term loan prior to year-end 2013.
  Unsecured credit facility was entered into on October 10, 2013.
  Includes $0.7 million standby letters of credit.
  On October 1, 2013, the Company acquired the 115-guestroom Hampton Inn and Suites in Ventura (Camarillo), Calif. for $15.7 million.
  On October 8, 2013, the Company acquired the 108-guestroom Hampton Inn and Suites in San Diego (Poway), Calif. for $15.2 million.
  On October 30, 2013, the Company sold the 57-guestroom Fairfield Inn located in Emporia, Kan. for $1.7 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  On November 1, 2013, the Company sold the 78-guestroom SpringHill Suites in Little Rock, Ark. for $4.5 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  On November 5, 2013, the Company sold a 5.0 acre parcel of land in El Paso, Texas for $2.4 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling a 2.8 acre parcel of land in Houston, Texas, which is currently under contract, in the fourth quarter of 2013 for $2.5 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates acquiring the 98-guestroom Hampton Inn in Santa Barbara (Goleta), Calif., which currently is under contract, in the fourth quarter of 2013 for $27.9 million. The Company anticipates assuming mortgage debt of $12.1 million in connection with the acquisition of the hotel.
  The Company anticipates acquiring the 178-guestroom Hilton Garden Inn in Houston, Texas, which currently is under contract, in the fourth quarter of 2013 for $37.5 million. The Company anticipates assuming mortgage debt of $17.9 million in connection with the acquisition of the hotel.
  The Company anticipates acquiring the 213-guestroom Hyatt Place in Minneapolis, Minn. in the fourth quarter of 2013. Subject to certain conditions, including the successful conversion of the property that is estimated to be completed in the fourth quarter of 2013, the Company plans to purchase the property by funding an additional $10.7 million and entering into a management agreement with a Hyatt affiliate.
  The Company anticipates selling the 63-guestroom Fairfield Inn in Salina, Kan., which currently is under contract, during the fourth quarter of 2013 for $1.9 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling the 60-guestroom AmericInn Hotel & Suites in Salina, Kan., which currently is under contract, during the fourth quarter of 2013 for $1.0 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling the 57-guestroom Holiday Inn Express in Emporia, Kan., which currently is under contract, during the fourth quarter of 2013 for $1.7 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling the 63-guestroom Hampton Inn in Boise, Id., which currently is under contract, during the fourth quarter of 2013 for $4.3 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling the 63-guestroom Fairfield Inn in Boise, Id., which currently is under contract, during the fourth quarter of 2013 for $3.0 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling the 57-guestroom Aspen Hotel & Suites in Fort Smith, Ark., which currently is under contract, during the fourth quarter of 2013 for $1.3 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling the 178-guestroom Hampton Inn in Fort Smith, Ark., which currently is under contract, during the fourth quarter of 2013 for $9.6 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling the 89-guestroom AmericInn Hotel & Suites in Fort Smith, Ark., which currently is under contract, during the fourth quarter of 2013 for $1.3 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  The Company anticipates selling a 4.1 acre parcel of land in Boise, Id., which currently is under contract, in the fourth quarter 2013 for $0.8 million. The amount shown in the table reflects the contractual sales price (prior to adjustments and expenses).
  Capital expenditures are provided at the mid-point of the Company’s fourth quarter guidance.

Non-GAAP Financial Measures

FFO and Adjusted FFO (“AFFO”)

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and impairment losses, it provides a performance measure that, when compared year over year, reflects the effect to operations from trends in occupancy, room rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs because the amount of depreciation and amortization we add back to net income or loss includes amortization of deferred financing costs and amortization of franchise royalty fees. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

We further adjust FFO for certain additional items that are not included in the definition of FFO, such as hotel transaction and pursuit costs, equity based compensation, loan transaction costs, prepayment penalties and certain other expenses, which we refer to as AFFO. We believe that AFFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

We caution investors that amounts presented in accordance with our definitions of FFO and AFFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. FFO and AFFO should not be considered as an alternative measure of our net income (loss) or operating performance. FFO and AFFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that FFO and AFFO can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we have included a quantitative reconciliation of FFO and AFFO to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

EBITDA and Adjusted EBITDA, and Hotel EBITDA

EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. We further adjust EBITDA by adding back hotel transaction and pursuit costs, equity based compensation, impairment losses, and certain other nonrecurring expenses. We believe that adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to discontinued operations, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, adjusted EBITDA and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. EBITDA, adjusted EBITDA and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, adjusted EBITDA and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, adjusted EBITDA and hotel EBITDA can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we include a quantitative reconciliation of EBITDA, adjusted EBITDA and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

CONTACT:
Summit Hotel Properties, Inc.
Stuart Becker, 512-538-2303
Chief Financial Officer
www.shpreit.com